KPMG LLP
Suite 3800
1300 South West Fifth Avenue Portland, OR 97201

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-290251) on Form S-8 of our report dated March 4, 2026, with respect to the consolidated financial statements of Black Rock Coffee Bar, Inc.
/s/ KPMG LLP
Portland, Oregon
March 4, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.